                                                                      Exhibit 12

                       GE Global Insurance Holding Corporation
                                  and Subsidiaries
                         Ratio of Earnings to Fixed Charges


                                                     Three months ended
                                                       March 30, 1996
                                                      ----------------
                                                       (In Millions)

Earnings:
  Income before income taxes                               $228
  Add:  Fixed charges (1)                                    10
                                                      ----------------
                                                           $238
                                                      ================

Fixed charges:
  Dividends on subsidiary's preferred stock (2)             $29
  Interest expense                                           10
                                                      ----------------
                                                            $39
                                                      ================

Ratio of earnings to fixed charges                         6.12
                                                      ================

(1) The fixed charges adjustment to income before income taxes excludes the dividends on subsidiary's preferred stock as this amount was not deducted in the determination of income before income taxes.

(2) The fixed charges amount for dividends on subsidiary's preferred stock represents the pretax earnings amount which would be required to cover such fixed charges as calculated below:



                  Subsidiary's Preferred Stock Dividend Requirement
                  -------------------------------------------------
                               100% - Income Tax Rate

The income tax rate is based on the relationship of the provision for income tax expense to income before income taxes for the respective period.

                                       6